Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-148955) pertaining to Emergency Medical Services Corporation’s 2007 Employee Stock Purchase Plan and Second Amended and Restated Long-Term Incentive Plan of our reports dated February 19, 2010 with respect to the consolidated financial statements of Emergency Medical Services Corporation, and the effectiveness of Emergency Medical Services Corporation’s internal control over financial reporting, included in Emergency Medical Services Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Denver, Colorado

June 24, 2010